SUPPLY AGREEMENT

THIS AGREEMENT made as of March 12, 2020 (the "Effective Date").

B E T W E E N:

ADASTRA LABS HOLDINGS LTD. (hereinafter called the "Supplier")

OF THE FIRST PART

- and -

CANNMART LABS INC. (hereinafter called the "Client")

OF THE SECOND PART

WHEREAS

A. The Client desires to obtain from the Supplier certain cannabis and marihuana extract and concentrate products and related accessories by, or on behalf of, the Supplier (the "Products");

B. The Supplier is willing to provide the Products to the Client in accordance with and subject to the terms and conditions of this Agreement;

NOW THEREFORE in consideration of the sum of $2.00 now paid by each party hereto to the other party hereto (each, a "Party" and together, the "Parties"), and in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto) the parties covenant and agree each with the other as follows.

1. Conditions Precedent. The completion of the transactions contemplated hereunder (the "Transaction") is expressly subject to the satisfaction of the conditions set forth below (the "Conditions Precedent"):

(a) both Parties receipt of their independent requisite licenses issued by Health Canada;

(b) bulk transfer approval by Health Canada, if required; and

(c) receipt of regulatory approval, as required, of the Transaction and this Agreement. (collectively, the "Conditions Precedent").

2. Definitions

(a) Cannabis Oil - oil (cannabinoids and essential oils) extracted from cannabis (hemp) plant biomass using a solvent (CO2, Ethanol or other hydrocarbon). If required, the extracted oil is Winterized and filtered to remove waxes and lipids. All solvent is removed from the resultant oil. If terpenes are recovered as part of the extraction process, they are re-added to the resultant oil.

(b) Cannabis Distillate - cannabis (hemp) oil that is further distilled using short path distillation, wiped film distillation, or other distillation equipment to achieve a higher cannabinoid concentration.

(c) Cannabis Distillate Formulation - product derived from distillate through mixing with terpenes and/or diluent(s) without further processing (e.g. sonication, recrystallization etc.).

(d) Facility - means the facility of the Supplier licensed to produce the Products pursuant to applicable laws, including without limitation, the Cannabis Act and Cannabis Regulations, located at 5451 275th Street, Langley BC V6C 3X8.

(e) Kief - the cannabinoid containing trichome glands that have been separated (sifted) from cannabis flowers and green plant material.

(f) Shake - small pieces of cannabis flower that break from larger cannabis buds, generally as the result of regular handling.

(g) Smalls - smaller size cannabis flower buds that are larfy (not dense) and typically of lower potency than other cannabis flowers.

(h) Standard Processing - to alter the chemical or physical properties of cannabis and/or hemp by the use of a solvent to produce Cannabis Oil, hemp oil, Cannabis Distillate, or hemp distillate. This further includes preparation of these oils and distillates into specific formulations for various cannabis or hemp consumer packaged goods products.

(i) Trim - the material resulting from the process of removing excess material from cannabis flower buds.

(j) Winterization - the process of diluting cannabis or hemp extraction with food-grade ethanol and storing the solution in a sub-zero Fahrenheit freezer to cause waxes and lipids to come out of solution for removal by filtration.

3. Within 90 days of the signing of this Agreement, both Parties agree to make best efforts/commercially best efforts to execute a quality assurance agreement (the "Quality Assurance Agreement") to set forth the quality control and quality assurance obligations of both Parties which quality control and quality assurance obligations shall be in compliance with applicable laws and regulations. At a minimum this shall include but not be limited to guidelines for Products to meet required Health Canada testing compliance.

4. Subject to the satisfaction of the Conditions Precedent set out in paragraph 1 hereof, beginning May 1st, 2020 or upon Supplier's receipt of a Standard Processing license issued by Health Canada, whichever is later (the "Commencement Date"), the Parties agree to the following:

(a) Client shall either provide Supplier with Smalls, Shake, and/or Trim ("Biomass Material") or assist the Supplier in locating a supplier of Biomass Material for Standard Processing by Supplier on behalf of Client to produce Cannabis Distillate (>90% total cannabinoid concentration) and Cannabis Distillate Formulation Products. If Client is unable to provide Biomass Material to Supplier, Supplier will obtain Biomass Material at best available wholesale market rates.

(b) Biomass Material that has been sifted to remove Kief and/or contains fan leaves, stems and/or seeds, will result in lower yields and lower quality extracts. Client will only provide un-sifted Biomass Material.

(c) The target Product to be delivered from the Supplier to the Client shall be 120 kilograms (KG) over a period of 12 months at the initial pricing discussed in paragraph 10 below. Client will provide Supplier with a monthly Product delivery schedule a minimum of 30 days in advance of the Commencement Date. Client shall have the right to reject any shipment of Product within 10 days of receipt where such Product does not meet the quality standards set out in subparagraph (g) below.

(d) Following the initial 12 month period in which this Agreement is effective, a Party may seek to amend the Fees payable in connection with the supply of Products by Supplier to Client by notice to the other Party, setting out the current and proposed pricing for the relevant Product and the justification for the proposed amendment, no less than one month prior to the proposed effective date of such price amendment, and upon receipt of such notice, the Parties shall use commercially reasonable efforts to mutually agree upon pricing for the specified Products.

(e) The Parties will work cooperatively to establish service fees and purchase prices from time to time which is reflective of the quality of the Product, the competitive marketplace and that allows for both Parties to have a reasonable profit margin net of its costs of sales.

(f) The Products to be delivered by Supplier to Client include.

i. Unformulated THC Cannabis Bulk Distillate (>90% total cannabinoid concentration);

ii. THC Cannabis Distillate Bulk Formulation (Per Client specified cannabinoid concentration and formulation); and

iii. THC Cannabis Distillate Formulation in Consumer Package Format (Per Client specified cannabinoid concentration, container and packaging).

(g) The Products must meet quality standards, as evidenced by a Certificate of Analysis provided by a licensed cannabis analytical testing laboratory, and as specified in Health Canada Cannabis Regulations for potency, pesticides, heavy metals, mycotoxins, residual solvents, microbial contaminants, and foreign matter. Further, the Biomass Material will not contain more than 15% moisture content as measured upon receipt at Supplier.

(h) Supplier shall process the Biomass Material at the Facility, and the processed Biomass Material shall consist of Final Product in containers mutually agreed upon by the Parties.

(i) The purchasing Party shall pay to the selling Party all sales taxes applicable to the purchase of the Product. All costs of shipping as well as any customs charges, duties, or any other charges that arise as a result of or in connection with the transport of the Product shall be for the account of purchasing Party.

(j) Client will be responsible for secure shipment of Biomass Material, when Client provided, to Supplier and Supplier will be responsible for secure shipment of the Products to Client. The delivering Party will apply commercially reasonable efforts to ensure the Product is in good condition when it is delivered and is delivered by the target delivery date. Title in and to the Product shall remain with the delivering Party until the Product is delivered to receiving Party, at which time title is transferred to receiving Party. All liability and risk of loss for the Products remains with the delivering Party until the Product is delivered to receiving Party.

(k) In the event that a Party, determines in good faith or is required by Health Canada that it is required to initiate a recall with respect to a batch of a Product the recalling Party shall immediately notify the other Party of the recall and both Parties agree to cooperate with one another to accommodate any procedures and requirements necessitated by such recall.

5. Term - This Agreement shall be effective as of the Effective Date and shall terminate upon the second anniversary of the Commencement Date (the "Term"). The Term of this Agreement may be extended by written mutual agreement.

6. Termination - This Agreement may be terminated by written mutual agreement. Further, should Product orders by the Client fall below the quarterly equivalent of the target (30 KG) for two consecutive quarters, the Supplier has the right to terminate the agreement. Should one party not obtain Health Canada approval for its license within 60 days after the other has received it license, the other party may terminate this agreement on 30 days notice.

7. Termination upon Default - Notwithstanding the foregoing, either party (the "Terminating party") may, at its sole discretion, terminate this Agreement by written notice to the other party (the "Defaulting party") upon the occurrence of any one of the following events:

(a) the bankruptcy or insolvency of the Defaulting party or an assignment by the Defaulting party for the benefit of creditors or the appointment of a receiver for all or substantially all of the property or assets of the Defaulting party, or upon or after the institution of the Defaulting party of any proceedings for the winding up of its business; or

(b) the failure by the Defaulting party to remedy or cure a material default or breach by it of any of the terms or provisions of this Agreement within thirty (30) days after the Defaulting party's receipt of written notice from the Terminating party of such default or breach.

If either party becomes subject to a material order or determination, or a material proceeding or process, whether voluntary or involuntary, by a government or governmental agency, regulatory body, court, or other equivalent governing body (each, a "Governmental Authority"), and either party, acting in good faith and on the advice of outside legal counsel, determines that such order or determination, or proceeding or process, or Proceeding, as the case may be, restricts either party's ability to fulfill their respective obligations hereunder or to continue selling the Products in compliance with this Agreement or Applicable Laws, then either party may, upon 20 days' written notice to the other party, terminate this Agreement.

8. Non-Exclusivity - Notwithstanding any other provision contained herein, each Party hereby expressly acknowledges and confirms that nothing herein shall create or be deemed to create an exclusive relationship between the Parties with respect to the purchase and sale of Products.

9. Costs - Supplier will provide a breakdown of its costs for providing Products to Client to enable the determination of pricing for such services.

(a) The following costs will be considered allowable costs (the "Allowable Costs"):

i. costs in obtaining Biomass Material where such Biomass Material is not provided by Client;

ii. costs arising in connection with processing, labour and materials which are borne by Supplier (solvents, single-use filters, compressed gasses, dry ice, formulation additives, etc.);

iii. costs of labour and materials in connection with in-process testing (reagents, single-use laboratory materials, etc.) including any third party in-process testing fees which are borne by the Supplier;

iv. costs of labour and materials for packaging Products (bottles, jars, vaporizing cartridges, vaporizing batteries, etc.); and

v. costs of flammable solvent and spent or rejected Biomass Material disposal.

(b) The following costs, together with the Allowable Costs, will be considered the total costs (the "Total Costs"):

i. all costs incurred by the Supplier in shipping the Products, including insurance costs incurred for shipping such Products; and

ii. any taxes imposed on the sale of the Products, with such taxes not including any income taxes payable by the Supplier.

10. Fees - The Client agrees to pay to the Supplier a fee (the "Fee") equal to 100% of Total Costs plus a mark-up equal to 20% percent of Allowable Costs in respect of the Products, with such Fee payable on a NET 45 basis.

(a) Payment. Within 7 days of delivery of Products, the Supplier will provide a report of its Costs to the Client. Within 45 days of the delivery of Products, the Client shall remit the Fee to the Supplier.

(b) Review and Objection. Within 90 days of the Client's payment of the Fees, the Client shall have the right to request access to the Supplier's records to the extent they relate to the Client's calculation of Fees ("Calculation"), review such records at the Client's expense and object in writing ("Objection Notice") to the Supplier's Calculation.

(c) Negotiation. If the Client objects to the Supplier's Calculation, the Client and Supplier shall negotiate to resolve such objections within 30 days of the Objection Notice (the "Resolution Period"), and if same is resolved within the Resolution Period, the Calculation with such changes as agreed to in writing by the Client and Supplier shall be final and binding.

(d) Independent Accountant. If the Client and Supplier fail to reach an agreement before expiration of the Resolution Period, then any amounts remaining in dispute (the "Disputed Amounts") shall be submitted for resolution to an impartial nationally recognized firm of independent chartered professional accountants mutually agreed to by the Client and Supplier (the "Independent Accountant") within 30 days of the Resolution Period. The Independent Accountant, acting as an expert and not an arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Calculation within 30 days of his or her appointment. If the Client and Supplier fail to agree on an Independent Accountant, any one of the Client and Supplier may apply to a court of competent jurisdiction for appointment of an Independent Accountant.

(e) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid equally by the parties; provided that if the result of negotiation or determination hereunder result in Fees being overstated by 2% or more, then the Supplier shall refund the Client all of the excess Fees incurred in the process set out in this paragraph 10, or if Fees being understated by 2% or more, then the Client shall refund the Supplier all of the excess Fees incurred in the process set out in this paragraph 10.

11. Independent Projects - Nothing in this Agreement shall restrict:

(a) either party's right to independently or with third parties develop cannabis formulations similar to those developed jointly by the parties; and

(b) the Client's right to market, sell or distribute generic or other brands of cannabis or marihuana products.

12. Mutual Representations and Warranties - Each party hereby represents and warrants to and in favour of, and covenants with, the other party as follows, and acknowledges that the other party is relying upon the following representations, warranties and covenants in connection with its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder:

(a) the party is a corporation validly formed and existing in good standing under the laws of its jurisdiction of formation;

(b) the party has all necessary power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action of the party. This Agreement has been duly and validly executed by the party, and constitutes a valid and binding obligation of the party enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors generally and by general principles of equity, regardless of whether asserted in a proceeding in equity or law;

(c) the authorization of, execution and delivery of, and the performance by the party of its obligations under this Agreement and every other agreement or document to be entered into or delivered hereunder, will not constitute or result in the violation or breach of or default under, or cause the acceleration of, any obligations of the party under:

i. any term or provision of the articles, by-laws or other constating documents of the party;

ii. the terms of any material agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which the party is a party or by which it is bound, except as would not reasonably be expected to have a material adverse effect on the party's ability to perform its obligations under this Agreement;

iii. any Applicable Law or consent or approval issued by a Governmental Authority, except as would not reasonably be expected to have a material adverse effect on the party's ability to perform its obligations under this Agreement; or

iv. any term or provision of any order of any court applicable to the party, except as would not reasonably be expected to have a material adverse effect on the party's ability to perform its obligations under this Agreement;

(d) subject to the Supplier's receipt of Facility licensing by Health Canada, no consent or approval of any Governmental Authority, or filing with or notice to, any Governmental Authority, court or other person, is required in connection with the execution, delivery or performance of this Agreement by the party, except for any such consent, approval, filing or notice that would not have a materially adverse effect on the party's ability to perform its obligations under this Agreement;

(e) the party has conducted and is conducting its business in compliance in all material respects with all Applicable Laws and has held and maintained and will hold and maintain in good standing all necessary licenses, leases, permits, authorizations and other approvals necessary to permit it to conduct its business or to own, lease or operate its properties and assets, except where the failure to obtain any license, lease, permit, authorization or other approval would not have a material adverse effect on the party;

(f) there are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of the party) pending, or to the best of the knowledge of the party after due inquiry, threatened against or affecting the party at law or in equity, or before or by any court or other Governmental Authority, domestic or foreign, that would materially adversely affect the party's ability to perform its obligations under this Agreement; and

(g) there are no bankruptcy or similar proceedings pending or being contemplated by the party or, to the best of its knowledge after due inquiry, threatened against or affecting the party.

13. Confidentiality -

(a) "Confidential Information" means all of the materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright) provided by either party hereto to the other, including, but not limited to, the following:

i. Product and patent information, specifications and details;

ii. profits, costs and pricing data, sales policies, marketing plans and strategies and any other information relating to the distribution, sale or supply of the Products;

iii. records and other materials in the form of notes, letters, data, tapes, reference items, models, sketches, blueprints, drawings and writings, in any way relating to any of the above information and any and all copies or extracts thereof; and

iv. any other materials or information related to the business of each party which is not generally known to others;

provided, however that Confidential Information shall not include any information that: (a) is now or subsequently becomes generally available to the public through no fault of Client, (b) Client can demonstrate was rightfully in Client's possession, without obligation of nondisclosure, prior to disclosure pursuant to this Agreement; (c) is independently developed without the use of any Confidential Information; or (d) is rightfully obtained from a third party who has the right, without obligation of nondisclosure, to transfer or disclose such information.

(b) The Parties agree to:

i. keep in confidence all Confidential Information and not, directly or indirectly, disclose any Confidential Information to any person whatsoever;

ii. not, directly or indirectly, use any Confidential Information for my own benefit or for the benefit of any person or business whatsoever; and

iii. not, directly or indirectly, use or copy any Confidential Information for any reason, except with the consent of the other party.

14. Non-Solicitation - During the Term of this Agreement and for a period of two years following the termination or expiration of this Agreement, neither party shall solicit any employees or contactors of the other who were involved in the performance of such party's obligations hereunder. Notwithstanding the foregoing, a general advertisement for employment shall not be considered a breach hereof.

15. Indemnity - Each Party agrees to indemnify, keep indemnified and save harmless the other Party in respect of all actions, suits, proceedings, claims, demands, damages, losses, costs, charges and expenses arising directly from or incurred by reason of:

(a) injury or death to persons caused by defective Products which are defective as a result of any act or omission on its behalf;

(b) non-compliance by either Party with any legal obligations including cultivation, processing, Product quality or legal obligations including Product indications and labeling (unless caused solely by the other Party), in respect of the Product; and

(c) the negligence or unlawful action of either Party or its representatives, unless caused by the gross negligence of the other Party.

16. Cumulative Rights - The rights of the Supplier and the Client hereunder are cumulative and no exercise or enforcement by the Supplier or the Client of any right or remedy hereunder shall preclude the exercise or enforcement by the Supplier or the Client of any other right or remedy hereunder of which the Supplier or the Client is otherwise entitled by law to enforce.

17. Independent parties - The parties are and will at all times remain independent and are not and shall not represent themselves to be the agent, joint venture partner, franchisee, partner or employee of the other. No representations will be made or acts taken by either party which could establish or imply any apparent relationship of agency, joint venture, or employment and neither party shall be bound in any manner whatsoever by any agreements, warranties or representations made by the other party to any other person nor with respect to any other action of the other party.

18. Compliance with Laws - The Client and the Supplier shall comply with all applicable laws, regulations and rules imposed by any municipal, regional, provincial or federal governments and their agencies, authorities, branches, departments, commissions or boards, having or claiming jurisdiction over the Client and the Supplier ("Applicable Laws").

19. Survival - All obligations of the Supplier and the Client which expressly or by their nature survive termination or expiration of this Agreement shall continue in full force and effect subsequent to and notwithstanding such termination or expiration and until they are satisfied or by their nature expire.

20. Notice - All written notices, consents, approvals and payments (herein referred to as a "Notice") permitted or required to be given or made hereunder shall be deemed to be sufficiently and duly given or made if delivered personally or if sent by prepaid registered mail posted in Canada or if transmitted by electronic mail, if to the Supplier addressed as follows:

Adastra Labs Holdings Ltd.

5451 275th Street

Langley, BC, V4W 3X8

Attention: Andrew Hale

Email: andy@adastralabs.ca

and if to the Client addressed as follows:

Cannmart Labs Inc.

7 Canso Rd

Etobicoke, ON M9W 1C3

Attention: Daniel Stern

Email: daniel@cannmart.com

Any Notice other than payment so given shall be deemed to have been given and received on the date of delivery or on the fifth (5th) business day of mailing of the same or on the day of transmission by electronic mail. Any payment shall be deemed to have been made on the date of delivery of same to the addressee. Any party from time to time by Notice may change its address for the purpose of this Agreement. In the event of actual or threatened disruption of postal service, Notices shall be delivered or sent by electronic mail.

21. Entire Document - This Agreement, Quality Assurance Agreement, and any documents incorporated by reference herein constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions with respect to the subject matter hereof whether oral or written, including the term sheet executed by the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by authorized officers of the Supplier and the Client.

22. Applicable Law - This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract.

23. Severability of Provisions - The invalidity or unenforceability of any provisions of this Agreement or any covenant herein contained shall not affect the validity or enforceability of any other provision or covenant hereof or herein contained and any such invalid provision or covenant shall be deemed to be severable.

24. Counterparts - This agreement may be executed in counterparts.

25. Arbitration. Any dispute or claim between the Supplier and Client under this Agreement or arising out of or in connection with the interpretation of or performance of the terms hereof shall be submitted to binding arbitration before a single arbitrator mutually acceptable to the parties, or if the parties are unable to reach such agreement, by such panel of three (3) arbitrators, in each case in accordance with the ruled of the British Columbia International Commercial Arbitration Centre, as amended from time to time. In the case of a panel of three arbitrators, such panel shall be composed of one (1) arbitrator selected by each party with the third arbitrator being selected by the other two (2) arbitrators. The arbitration proceedings shall be undertaken in as expeditious a manner as possible. The arbitration proceedings shall take place in Vancouver, British Columbia. Judgment upon any award rendered by the arbitrator or the panel, as the case may be, shall be entered into any court having competent jurisdiction without any right of appeal. Each party shall pay its own expenses of arbitration, and the expenses of the arbitration process and the arbitration proceeding shall be shared equally. However, if in the opinion of a majority of the arbitrator or the panel, as the case may be, any claim or defense was unreasonable, then the arbitrator(s) may assess, as part of the award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees and costs) and of the arbitrators and the arbitration proceeding.

[SIGNATURE PAGE FOLOWS]

IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.

ADASTRA LABS HOLDINGS LTD.

/s/ Andrew M. Hale
Andrew M. Hale, CEO/Director

I have authority to bind the corporation

CANNMART LABS INC.

/s/ Daniel Stern
Daniel Stern, Director

I have authority to bind the corporation